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March 13, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 13, 2014, to be filed by our former client, Power REIT. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDOUSA, LLP